DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
UNAUDITED SUPPLEMENTAL FINANCIAL DISCUSSION

Overview

Diamond Sports Intermediate Holdings LLC ("the Company" or sometimes referred to as "we" or "our"), a Delaware limited liability company and an indirect subsidiary of Sinclair Broadcast Group, Inc. (SBG), was formed on April 29, 2019. Diamond Sports Group, LLC (DSG) is a wholly-owned subsidiary of the Company and was formed for the purpose of completing the acquisition of 21 Regional Sports Network brands and Fox College Sports (collectively, the Acquired RSNs) from The Walt Disney Company (Disney), completed on August 23, 2019. Additionally, DSG has an ownership interest in Sports Network, LLC which consolidates Marquee Sports Network, LLC (Marquee). On August 29, 2019, an indirect wholly-owned subsidiary of DSG acquired a 20% equity interest in the Yankee Entertainment and Sports Network (the YES Network). On March 31, 2021, the 21 Acquired RSNs were rebranded as 19 Bally Sports network brands (the Bally RSNs). We refer to the Bally RSNs and Marquee collectively as the "RSNs". The RSNs and YES Network own the exclusive rights to air, among other sporting events, the games of professional sports teams in designated local viewing areas.

Results of Operations

The following table sets forth our revenue and expenses for the periods presented (in millions):

	Three Months Ended September 30,		Percent Change Increase / (Decrease)	Nine Months Ended September 30,		Percent Change Increase / (Decrease)
	2021	2020		2021	2020
Revenue:						(a)
Distribution revenue	$633	$597	6%	$1,997	$1,959	2%
Advertising revenue	118	124	(5)%	345	182	90%
Other media revenue	8	6	33%	23	14	64%
Media revenue	$759	$727	4%	$2,365	$2,155	10%

Operating Expenses:
Media programming and production expenses	$638	$732	(13)%	$2,263	$1,260	80%
Media selling, general and administrative expenses	79	69	14%	221	181	22%
Depreciation and amortization expenses	79	109	(28)%	241	328	(27)%
Corporate general and administrative	2	3	(33)%	8	7	14%
Impairment of goodwill and definite-lived intangible assets	—	4,264	100%	—	4,264	100%
Operating loss	$(39)	$(4,450)	(99)%	$(368)	$(3,885)	(91)%
Income (loss) from equity method investments	$12	$(2)	(700)%	$35	$6	483%

(a)Marquee was launched in late February 2020, therefore although not called out in each section below, is a driver of the changes between the periods due to a full nine months of activity being included in the current period, versus only seven months of activity in the prior period.

Distribution revenue. Distribution revenue, which is generated through fees received from Distributors for the right to distribute our RSNs, increased $36 million and $38 million for the three and nine months ended September 30, 2021, respectively, when compared to the same periods in 2020. During the three and nine months ended September 30, 2020, distribution revenue was reduced by $128 million and $252 million, respectively, related to the accrual of rebates to our Distributors resulting from the cancellation of professional sports games due to the COVID-19 pandemic. Distribution revenue was reduced during the three months ended September 30, 2021 by $14 million related to an increase in accrued rebates, primarily due to a decrease in estimated game counts related to the National Hockey League (NHL). Distribution revenue was increased during the nine months ended September 30, 2021 by $17 million, primarily related to a reduction to accrued rebates due to an increase in estimated games related to the National Basketball Association (NBA). Excluding the effect of these accrued rebates and related adjustments, distribution revenue declined by $78 million and $231 million for the three and nine months ended September 30, 2021, respectively, when compared to the same periods in 2020. These declines were primarily driven by the loss of three Distributors in 2020 and subscriber churn with remaining Distributors, partially offset by increases in rates. We expect distribution revenue to be consistent for the three months ended December 31, 2021 as compared to the three months ended September 30, 2021.

Advertising revenue. Advertising revenue is primarily generated from sales of commercial time within the RSNs programming. Advertising revenue decreased $6 million for the three months ended September 30, 2021, when compared to the same period in 2020, primarily due to a decrease in political advertising revenue, as 2020 was a political year. Advertising revenue increased $163 million for the nine months ended September 30, 2021, when compared to the same period in 2020, primarily due to a higher number of games being played in 2021 when compared to 2020 due to suspension of the league seasons in March of 2020 and resulting reduction of the number of games played in 2020. We expect advertising revenue for the three months ended December 31, 2021 to decrease, as compared to the three months ended September 30, 2021, primarily due to a lower number of games played in the fourth quarter.

Media programming and production expenses. Media programming and production expenses are primarily related to amortization of our sports programming rights with Major League Baseball (MLB), NBA, and NHL teams, and the costs of producing and distributing content for our brands including live games, pre-game and post-game shows, and backdrop programming.

Media programming and production expenses decreased $94 million for the three months ended September 30, 2021, when compared to the same period in 2020, primarily driven by a $101 million decrease in sports rights amortization expense, partially offset by a $7 million increase in employee compensation cost related to an increase in freelance talent. Media programming and production expenses increased $1,003 million for the nine months ended September 30, 2021, when compared to the same period in 2020, primarily driven by an $884 million increase in sports rights amortization expense, a $62 million increase in employee compensation cost related to freelance talent and a $52 million increase in production expenses, all of which increased as a result of an increase in the number of games played compared to the same period in the prior year.

The increases in the number of games played in the nine months ended September 30, 2021, when compared to the same period in 2020 are primarily driven by the suspension of the 2019-2020 NBA and NHL seasons and the 2020 MLB season in early March 2020. The changes to the seasons were in response to the COVID-19 pandemic and resulted in a higher number of games during 2021 as compared to the prior year. The increase in sports rights amortization was moderated by reductions in rights fees resulting from the decisions made by the NBA and NHL to reduce the overall number of games to be played in the 2020-2021 season and MLB in the 2020 season. We expect media programming and production expenses for the three months ended December 31, 2021 to decrease as compared to the three months ended September 30, 2021, primarily due to a lower number of games played in the fourth quarter.

Media selling, general, and administrative expenses. Media selling, general, and administrative expenses increased $10 million for the three months ended September 30, 2021, when compared to the same period in 2020, primarily related to a $7 million increase in information technology expenses related to the build-out of a new broadcasting facility and a $2 million increase of management services agreement fees. Media selling, general, and administrative expenses increased $40 million for the nine months ended September 30, 2021, when compared to the same period in 2020, primarily related to a $13 million increase in information technology expenses related to the build-out of a new broadcasting facility, a $10 million increase in national sales commissions, an $8 million increase of management services agreement fees and a $4 million increase in third-party fulfillment costs from our digital business.

Depreciation and amortization expenses. Depreciation and amortization expenses decreased $30 million and $87 million for the three and nine months ended September 30, 2021, respectively, when compared to the same periods in 2020, primarily due to a decrease in amortization expense due to lower intangible asset values as a result of an impairment recognized in 2020.

Income (loss) from equity method investments. For the three and nine months ended September 30, 2021 income from equity method investments was $12 million and $35 million, respectively, and for the three and nine months ended September 30, 2020 loss from equity method investments was $2 million and income from equity method investments was $6 million, respectively, and is primarily related to our investment in the YES Network.

Sources and Uses of Cash

The following table sets forth our cash flows for the periods presented (in millions):

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net cash flows (used in) from operating activities	$(184)	$421
Net cash flows used in investing activities	$(11)	$(7)
Net cash flows used in financing activities	$(112)	$(1,016)

Operating Activities. Net cash flows from operating activities decreased during the nine months ended September 30, 2021, when compared to the same period in 2020. The decrease is primarily related to higher payments for sports programming rights, production and overhead costs, and distributor rebate payments, partially offset by an increase in cash collections from distributors.

Investing and Financing Activities. Net cash flows used in investing and financing activities decreased during the nine months ended September 30, 2021, when compared to the same period in 2020. The decrease is primarily related to a decrease in the amount of distributions to Diamond Sports Holdings, LLC (DSH), an indirect parent of the Company, as the nine months ended September 30, 2020 included $547 million in distributions to DSH for the partial redemption of DSH’s preferred equity and the settlement of the exercise of a noncontrolling equity holder's right to sell its interest in one of our subsidiaries to the Company, partially offset by lower proceeds from notes payable and commercial bank financing borrowings during the nine months ended September 30, 2021, as compared to the same period in 2020.

Nonguarantor and Unrestricted Subsidiary Information - Bank Credit Agreement and Senior Notes

For the trailing four quarters ended September 30, 2021, EBITDA of non-guarantor restricted subsidiaries was 37% of Consolidated EBITDA, as defined in DSG's bank credit agreement and indentures, and one unrestricted subsidiary had an immaterial EBITDA for the trailing four quarters ended September 30, 2021. As of September 30, 2021, 35% of total assets and 3% of total liabilities were attributable to non-guarantor restricted subsidiaries and 5% of total assets and 2% of total liabilities were attributable to one unrestricted subsidiary.